UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

680 E. Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2012, Chinh Chu, John Connaughton and James Mann resigned from the boards of directors of SunGard Capital Corp. (“SCC”), SunGard Capital Corp. II (“SCC II”) and SunGard Data Systems Inc. (“SDS,” and together with SCC and SCC II, the “Company”).

On November 13, 2012, Martin Brand and Christopher Gordon were elected to the board of directors of each of SCC, SCC II and SDS in accordance with the terms of (i) the Amended and Restated Stockholders Agreement, dated November 7, 2012, which gives each principal investor group the right to designate one nominee to the board of directors of SCC, and (ii) the Amended and Restated Principal Investor Agreement, dated November 7, 2012, which provides for the boards of directors of SCC II, SDS and other specified holding companies to consist of the same members as the board of SCC. Mr. Brand was designated by certain funds associated with The Blackstone Group, and Mr. Gordon was designated by certain funds associated with Bain Capital Partners.

Mr. Brand will serve on the Nominating and Corporate Governance Committee of the boards of directors, and Mr. Gordon will serve on the Compensation Committee of the boards of directors.

The Blackstone Group and Bain Capital Partners, the principal investor groups that designated Mr. Brand and Mr. Gordon, respectively, and their respective affiliates have from time to time entered into, and may continue to enter into, arrangements with the Company to use the Company’s products and services, or for the Company to use products and services of The Blackstone Group or Bain Capital Partners or their respective affiliates, in the ordinary course of business, which often result in revenues or costs to the Company in excess of $120,000 annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp. SunGard Capital Corp. II

November 19, 2012	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Data Systems Inc.

November 19, 2012	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Senior Vice President-Legal and Chief Legal Officer